Exhibit 99.1

XpresSpa Group Provides Business Update and Announces Fourth Quarter 2020 Financial Results

Eleven XpresCheck Wellness Centers Currently Operating with Two Additional Locations to Open Soon

Positioned to launch New Travel Health and Wellness Brand; Mobile App and First Two Locations Expected to Launch Late Summer / Early Fall 2021

Strong Liquidity Position with Cash Balance of Approximately $90 Million as of December 31, 2020

Recognize Deferred Revenue from XpresCheck during the First Half of 2021

Webcast and Conference Call Scheduled for 4:30 PM ET Today

NEW YORK, March 31, 2021 - XpresSpa Group, Inc. (Nasdaq: XSPA), a health and wellness company, today provided a business update and announced that it has filed financial results on Form 10-K for the full year ending December 31, 2020.

Doug Satzman, XpresSpa Group CEO, stated, “Over the past few weeks, we have been encouraged by rising patient testing volumes and increased average revenue per patient at our XpresCheckTM Wellness Centers. We attribute this traction primarily to the rollout of COVID-19 Rapid Testing which has become the preferred testing option of over 73% of all patients. Although overall airport traffic remains significantly below 2019 levels, we are seeing increasing passenger flow, benefiting from an increase in airport traffic as people resume personal and leisure travel in a safe manner, which, in our opinion, will lead to a strong recovery during the second half of 2021. Although we were unable to recognize revenue, for accounting purposes, during the fourth quarter of 2020, we expect that we will be able to do so in the first half of 2021 due to a reassessment of our management services agreements.”

Mr. Satzman continued, “Notably, XpresCheck’s estimated gross profit margin for recent periods is higher than even XpresSpa’s peak business performance during the pre-pandemic era. From a cash flow standpoint, this is important not only as it relates to existing XpresCheck operations, but also because of the ongoing investments we are making in our new travel health and wellness brand to meet the emerging needs of travelers in a post-COVID-19 environment. Furthermore, the cost of building each of the first three XpresCheck Wellness Centers averaged $540,000 while the subsequent eight centers averaged $158,000 as we optimized the layout and the construction methodology.”

Mr. Satzman concluded, “Utilizing both our historic travel wellness experience and new-found healthcare expertise, we are positioning the Company to be an early leader in the emerging travel health and wellness category by developing a brand that can transform the way people access travel healthcare through technology and personalized services. We anticipate this new brand will have the ability to reach travelers at all phases of travel, including planning, and is designed to provide access to travel care and medical documentation throughout their journey. We look forward to bringing this concept to market and introducing many of the digital assets that will be integral to this brand in summer 2021 through a new website and social media platforms, and will then follow up with the opening of our first two integrated health and wellness airport locations in late summer / early fall 2021.”

Business Update

XpresSpa Services

On March 24, 2020, XpresSpa temporarily closed all of its global spa locations in response to COVID-19. The Company reopened its two spas in Dubai International Airport, UAE in July 2020 for select spa services, and its single franchised location in Austin reopened during September 2020 but did not reopen any domestic company-owned spa locations during the fourth quarter 2020.

However, given limited airport traffic and changes in consumer behavior due to the pandemic, these reopened locations have underperformed. The Company therefore does not anticipate reopening other spas for traditional services in the near-term, but will re-evaluate possible re-openings of select spas in the future on a location-by-location basis, based on the economic viability of each such location.

XpresCheck Wellness Center Services

The Company launched the XpresCheckTM brand under its XpresTest Inc. subsidiary to address the urgent needs caused by COVID-19 that has added risk and uncertainty related to domestic and international air travel as well as to the frontline airport workforce. XpresCheck’s medical team of state licensed physicians and nurse practitioners, who operate under management services agreements, currently administer COVID-19 testing options including a rapid molecular COVID-19 test, a Polymerase Chain Reaction (PCR) test, a blood antibody test, a rapid antigen test, and a rapid PCR test. Developments since the onset of the fourth quarter 2020 include:

•	In October 2020, XpresCheck expanded its testing services beyond COVID-19 testing in select locations to include additional rapid testing services for other communicable diseases that include influenza, mononucleosis and group A streptococcus, as well as administration of seasonal flu vaccinations.
•	As of November 13, 2020, XpresCheck was designated as a State of Hawaii Trusted Testing Partner. All travelers ages five and over are required to take a Nucleic Acid Amplification Test (NAAT) from a certified Clinical Laboratory Improvement Amendment (CLIA) lab in order to bypass the State of Hawaii’s 14-day mandatory quarantine. The State of Hawaii accepts test results only from Trusted Testing and Travel Partners and tests must be taken no more than 72 hours before flight departure time.
•	The Company has partnered with The CommonTrust Network’s CommonPass platform which links COVID-19 test results from partnered labs such as XpresCheck directly into the CommonPass app. Passengers are then able to show their test results through this app to airlines and destinations so as to ensure a hassle-free entry and to avoid quarantines, where applicable.
•	Effective March 8, 2021, XpresCheck transitioned to a full “fee for service” model for all tests. Under this model, patients pay XpresCheck directly at the time of service and then are able submit their testing fees for insurance reimbursement. Prior to March 8, 2021 only the rapid test had been on a fee for service model.
•	XpresCheck is currently awaiting approval on a state-by-state basis to administer COVID-19 vaccines approved for use by the FDA at all Wellness Centers. Upon state-by-state approval and the receipt of the necessary COVID-19 vaccines, the Company may launch a vaccination program primarily focused on airline employees and airport staff initially, although passengers could be eligible for vaccinations over time, subject to supply availability and other state eligibility requirements.
•	On March 29, 2020, XpresCheck announced the addition of a rapid PCR test at select airports and plans to add another rapid antigen test to its suite of COVID-19 testing services shortly.

XpresCheck Wellness Center Locations

The Company currently has eleven locations operating in nine airports: Boston Logan International Airport (2), Denver International Airport, Dulles International Airport, Houston George Bush Intercontinental Airport, JFK International Airport, Newark Liberty International Airport (2), Phoenix Sky Harbor International Airport, Ronald Reagan National Airport, and Salt Lake City International Airport.

There are currently two additional “popup” XpresCheck Wellness Centers that are expected to open in Seattle-Tacoma International Airport and San Francisco International Airport over the next several weeks. Although the Company believes that COVID-19 testing will remain an important and necessary service for airline employees, airport staff, and passengers for the foreseeable future, the Company is reassessing future development of any additional XpresCheck Wellness Centers beyond these locations based upon its evaluation of the economic viability of the remaining major hub airports and developing international travel requirements. This decision was made so that the Company can dedicate its efforts and resources to bringing to market a new and more comprehensive travel health and wellness brand that focuses on an emerging new category of health-focused travel and personal wellness services that would still include COVID-19 testing and other related services.

New Travel Health and Wellness Brand Vision

The Company is developing a travel health and wellness brand that is positioned for a post-pandemic world and that leverages its historic travel wellness experience and newly acquired healthcare expertise. The Company is preparing a launch of a Travel Health and Wellness company delivering on-demand access to integrated healthcare through technology and personalized services.

The strategic brand pillars are Travel Health and Wellness, which places the Company’s experience and assets directly in the intersection of these three categories. Travel Wellness was a skyrocketing trend category prior to COVID-19, and adding Health to that combination will enable it to rise again. In the Health pillar, the new brand will be differentiated because it is travel-focused and in airports, while in Wellness, it is differentiated because it is a travel industry retailer and expert. In Travel, the new brand is differentiated because it has health and wellness experience and will provide access to integrated care and travel health documentation, all in one app.

The Company sees this concept evolution as a significant opportunity to be a category innovator in a new niche industry where it can leverage technology in addition to its existing real estate and airport experience in providing travelers with peace of mind and access to integrated care. The brand name of this concept will be announced at a later date.

While COVID-19 testing will be available under this new brand, the broader suite of services may include: pre-travel health and wellness planning, on-site medical services such as metabolic panel testing, anxiety care, and convenient travel care; virtual chat care and video care through a partnership with an established telemedicine company; and access to virtual wellness care such as guided meditations and yoga.

The first two integrated Travel Health and Wellness locations are expected to open in late summer / early fall 2021. Over time, the Company intends to evolve some of its legacy XpresSpa footprint into this new Travel Health and Wellness brand, where feasible, as well as open additional locations in other suitable terminals and airport venues.

However, over the long-term, the Company envisions that its digital channels will provide more significant growth opportunities for revenue and profit than its airport locations. The success of this revenue stream will be achieved through both subscription-based services that provide care and tools supporting travel health and wellness. Furthermore, the Company will offering upstream content that can be monetized through affiliate revenue as well as curated retail through ecommerce. The Company is currently laying the groundwork to have its initial digital assets launched in the summer timeframe ahead of the first two brick-and-mortar location openings as travel begins its recovery this fall and into 2022.

Given its strong liquidity position and poise for growth, the Company would also consider accretive acquisitions and other investments to further broaden its service and retail offerings and would invest in new opportunities beyond this new evolving concept.

Liquidity and Financial Condition

As of December 31, 2020, the Company had cash and cash equivalents, excluding restricted cash, of $89.8 million, total current assets of $91.8 million and total current liabilities of $13.5 million.

During the twelve months ended December 31, 2020, the Company raised net proceeds of over $110.0 million in a series of registered direct equity offerings.

Summary of Fourth Quarter 2020 Financial Results

Reported revenue during the three months ended December 31, 2020 was $0.3 million compared to $10.9 million in the corresponding period in 2019. The decrease in revenue was due to the negative adverse impact of COVID-19 and of the Company therefore temporarily closing substantially all global spa locations due to the categorization of the spa locations by local jurisdictions as “non-essential services.” The decrease was offset by revenue generated through sales and marketing agreements with strategic spa partners of $246,000 and $68,000, respectively, of services and products in the recently re-opened spas in Dubai, and $9,000 for other.

Explanation of Management Service Agreements

The Company entered into management services agreements (MSAs) with professional medical services companies that provide health care services to patients in connection with the XpresCheck. The medical services companies pay XpresCheck a monthly fee to operate in the XpresCheck Wellness Centers over the term of the agreement. Under the terms of the MSAs, the Company provides office space, equipment, supplies, non-licensed staff, and management services to be used for the purpose of COVID-19 and other medical diagnostic testing in return for a management fee.

As a result of the uncertainties around the cash flow of the XpresCheck business, the Company has concluded that the collectability criteria to qualify as a contract under ASC 606 (U.S. GAAP) was not met during the fourth quarter 2020, and therefore no revenue associated with the monthly management fees was recognized from the MSAs. The Company will instead recognize management fees paid as a deposit contract liability until the subsequent reassessment of the contract results in the MSAs meeting the collectability criteria or termination of the contracts.

However, as of March 31, 2020, the Company has reassessed its agreements and has made modifications that better reflect the actual patient volumes that it is seeing at its XpresCheck Wellness Centers. Therefore, the Company anticipates being able to recognize revenue in 2021.

Cost of Sales

Cost of sales decreased to $2.4 million from $9.2 million in the prior year fourth quarter. The decrease was due to the reduction in variable costs associated with the decline in XpresSpa spa revenues and decreases in occupancy costs as a result of rent concessions received from airports. These were partially offset by cost of sales of $1.2 million incurred pursuant to the XpresCheck management services agreement.

Impairment/Disposal of Assets

Impairment/disposal of assets expense increased to $9.0 million from $5.2 million in the prior year fourth quarter. The expense was related to the impairment of our XpresSpa trade name due to changing of the business climate due to the COVID-19 pandemic, and impairment of leasehold improvements made to certain XpresSpa locations and operating lease right of use assets where management determined that the locations’ discounted future cash flows were not sufficient to support the carrying value of these assets over the remaining lease term.

General and Administrative Expenses

General and administrative expenses was $5.0 million for each of the comparable periods.

Loss from Operations

Operating loss from operations increased to $17.5 million compared to $10.1 million in the prior year fourth quarter, primarily due to lower revenue and impairment of certain assets.

Net Loss Attributable to Common Shareholders

Net loss attributable to common shareholders was $15.7 million compared to net loss attributable to common shareholders of $7.1 million in the prior year fourth quarter, primarily due to lower revenue and impairment of certain assets.

Please refer to the Annual Report on Form on 10-K filed on March 31, 2021 for more financial information related to the fourth quarter and full year ending December 31, 2020. It can be accessed at https://investors.xpresspa.com/sec-filings or at https://www.sec.gov/

XpresCheck Non-GAAP Financial Metrics

Although the Company does not generate revenue directly from patient testing volume, as detailed above, in the interest of providing investors with greater transparency regarding XpresCheck’s performance, the Company has opted to disclose recent and current average daily patient testing volumes along with other relevant non-GAAP financial metrics.

During the fourth quarter 2020, average daily patient testing volume per XpresCheck Wellness Center was approximately 70 to 100 people with higher volumes during the November and December holiday travel period. This reflects a significant increase from average daily patient testing volume generated in the third quarter 2020 of 30 to 50 people and was due largely to the rollout of COVID-19 rapid testing along with an increase in airline industry traffic over the three-month period. Notably, the number of higher revenue / higher margin COVID-19 rapid tests as a percentage of total tests averaged 55% during the fourth quarter 2020 and 67% in December 2020. COVID-19 rapid tests did not become readily available at XpresCheck Wellness Centers until early October 2020.

During the first 12 weeks of the first quarter 2021, the average revenue per patient was $150 while higher revenue / higher margin COVID-19 rapid tests as a percentage of total tests averaged 73%.

Total XpresCheck pro forma Patient Services Revenue for the three months ended January 31, 2021 was $3.3 million while pro forma XpresCheck gross profit was $1.2 million, representing a 36.5% margin. Total patient volume was 22,344 including 14,998 rapid test volume. The improvement in the “four-wall” performance of XpresCheck has slowed the Company’s monthly cash burn and exceeds the pre-pandemic gross profit margin of the legacy XpresSpa spa locations.

Webcast and Conference Call Today

The Company will host a webcast and conference call at 4:30 p.m. Eastern Time today.

The Company encourages investors and interested parties to listen via webcast as there is a limited capacity to access the conference call by dialing 1-201-689-8263. To submit a question, please email ir@xpresspagroup.com.

The live and later archived webcast can be accessed from the Investor Relations section of the Company’s website at http://xpresspagroup.com. Visitors to the website should select the “Investors” tab and navigate to the “Events” link to access the webcast.

About XpresSpa Group, Inc.

XpresSpa Group, Inc. (Nasdaq: XSPA) is a leading global health and wellness holding company. XpresSpa Group’s core asset, XpresSpa, is a leading airport retailer of spa services and related health and wellness products, with 45 locations in 23 airports globally. Through its XpresTest, Inc. subsidiary, the Company provides COVID-19 screening and testing under the XpresCheck™ brand at eleven locations in nine airports: Boston Logan International Airport (2), Denver International Airport, Dulles International Airport, Houston George Bush Intercontinental Airport, JFK International Airport, Newark Liberty International Airport (2), Phoenix Sky Harbor International Airport, Reagan National Airport, and Salt Lake City International Airport. To learn more about XpresSpa Group, visit: www.XpresSpaGroup.com.

Forward-Looking Statements

This press release may contain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements relating to expectations about future results or events are based upon information available to XpresSpa Group as of today's date and are not guarantees of the future performance of the company, and actual results may vary materially from the results and expectations discussed. Additional information concerning these and other risks is contained in XpresSpa Group’s most recently filed Annual Report on Form 10-K Current Reports on Form 8-K and other Securities and Exchange Commission filings. All subsequent written and oral forward-looking statements concerning XpresSpa Group, or other matters and attributable to XpresSpa Group or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. XpresSpa Group does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

Investor Relations:

ICR

Raphael Gross

ir@xpresspagroup.com

(203) 682-8253

Media

Julie Ferguson

Julie@jfprmedia.com

(312) 385-0098